Exhibit 99.1

                Gouverneur Bancorp Announces Fiscal 2004 Results

Gouverneur, NY, December 6, 2004- Richard F. Bennett, President and Chief Executive Officer of Gouverneur Bancorp, Inc. (AMEX: GOV) (the "Company") and its subsidiary, Gouverneur Savings and Loan Association (the "Bank"), announced today results for its fiscal year ended September 30, 2004.

Net income for the fiscal year ended September 30, 2004 increased 45.3 % to $860,000, or $0.38 per diluted share, compared to $592,000, or $0.26 per diluted share, in the prior year. The return on average assets and average equity increased to 0.89% and 4.82% for the year ended September 30, 2004 from 0.68% and 3.40% respectively for the year ended September 30, 2003. Total assets grew $14.2 million in fiscal 2004, or 15.8%, to $104.2 million, while net loans increased $15.5 million, or 24.0%, to $80.2 million.

Commenting on the results for the year, Mr. Bennett said, "Strong growth at our full-service branch office in Alexandria Bay and our loan production office in Clayton, along with the extended period of low interest rates fueled the Bank's rebound in net income from last year's drop in net income of $183,000 more quickly than we projected. Alexandria Bay grew its loan portfolio by $6.6 million to end the year at $29.6 million while Clayton added $5.6 million in loans to finish the year at $9.3 million. The Gouverneur branch office grew its loan portfolio by $2.6 million to $38.3 million and we acquired $0.6 million in USDA and SBA guaranteed loans to end fiscal 2004 with $3.0 million in purchased loans. The loan growth was steady throughout fiscal 2004."

Net interest income for the year ended September 30, 2004 increased by $438,000, or 13.2% from $3.317 million in fiscal 2003 to $3.755 million in fiscal 2004. Interest income in fiscal 2004 increased $180,000, or 3.4%, from $5.223 million to $5.403 million, while interest expense decreased $258,000, or 13.5%, from $1.906 million to $1.648 million.

Non-interest income for the year ended September 30, 2004 increased $113,000, or 32.3% to $463,000 from $350,000 for the year ended September 30, 2003. The increase resulted primarily from $82,000 in earnings on the new bank owned life insurance program, while increases of $36,000 in service charges and $16,000 in ATM income were offset in part by decreases of $8,000 in loan fees and $10,000 in miscellaneous items combined with a decrease of $3,000 in gain on sale of investments.

The provision for loan losses increased $40,000 for the 2004 fiscal year to $135,000 from $95,000 for the 2003 fiscal year. The increase was necessary because of the growth of the loan portfolio.

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The components of non-interest expense are presented in the following table:


                                                          For the year ended
                                                             September 30,
                                                     ---------------------------
      (in thousands)                                     2004           2003
                                                     ------------   ------------

Salaries and employee benefits                       $      1,415   $      1,312
Directors fees                                                 92            101
Building, occupancy and equipment                             347            356
Advertising                                                    54             60
Other operating expense                                       759            790
                                                     ------------   ------------
     Non interest expense                            $      2,667   $      2,619
                                                     ============   ============


Salaries and employee benefits expense increased by $103,000 in fiscal 2004 partially due to performance increases to employees and the hiring of a commercial loan officer, an assistant treasurer and an additional full-time teller. Health insurance costs also were higher in fiscal 2004 and the expense for the Employee Stock Ownership Plan ("ESOP") increased as the result of an increase in the shares allocated to the plan and the increase in the price of our stock.

Non-performing loans were $380,000 at September 30, 2004, compared to $703,000 at September 30, 2003. Non-accrual loans were $252,000 at the end of fiscal 2004, compared to $478,000 one year earlier. The loan loss provision was $135,000 and net charge-offs were $35,000 for the year ended September 30, 2004. The allowance for loan losses was $755,000, or 0.94% of total loans outstanding at September 30, 2004 as compared to $655,000, or 1.01% at September 30, 2003.

Deposits increased $3.2 million, or 5.5%, to $61.6 million at September 30, 2004 from $58.4 million at September 30, 2003. Securities sold under agreement to repurchase with the Federal Home Loan Bank ("FHLB") increased from $5.7 million at September 30, 2003 to $6.0 million at September 30, 2004, while advances from FHLB increased from $6.5 million to $17.0 million over the same period

Shareholders' equity was $18.0 million at September 30, 2004, representing an increase of 2.27% over the September 30, 2003 balance of $17.6 million. The book value of Gouverneur Bancorp, Inc. was $7.86 per common share based on 2,283,109 shares outstanding at September 30, 2004. The company paid cash dividends totaling $0.26 per share to all holders of our stock during the fiscal year ending September 30, 2004.

The Company, which is headquartered in Gouverneur, New York, is the holding company for Gouverneur Savings and Loan Association. Founded in 1892, the Bank is a federally chartered savings and loan association offering a variety of banking products and services to individuals and businesses in its primary market area in southern St. Lawrence and northern Lewis and Jefferson Counties in New York State.

Statements in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements

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involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

For more information, contact Robert J. Twyman, Vice President and Chief Financial Officer at (315) 287-2600.

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